Exhibit 10.6

2005-2007 Executive Strategic Incentive Plan

of Alderwoods Group Canada Inc.

Purpose

1.     The purpose of the 2005-2007 Executive Strategic Incentive Plan (the “Plan”) of Alderwoods Group Canada Inc. (“AGCI”) is to motivate and reward the AGCI senior management team for achieving the shareholder value objectives approved by the Board of Directors (the “Board”) of Alderwoods Group, Inc. (“AGI”).

Plan Type

2.               Under the Plan, the Participants (as defined below) will have the opportunity to earn cash awards that will be payable by AGCI in accordance with the terms of the Plan based on the attainment of increases in shareholder value, as measured by the price of AGI common shares as hereinafter described.

Administration

3.               The Plan will be administered by the Compensation Committee of AGI (the “Committee”).

4.               The Committee may delegate certain of its administrative responsibilities to the President and Chief Executive Officer, the Executive Vice-President and Chief Financial Officer and/or the Secretary of AGI.

5.               All determinations and decisions made by the Committee pursuant to the terms of the Plan will be final, conclusive and binding on all persons, including, without limitation, AGCI, its affiliates and subsidiaries, all Participants in the Plan and their estates and beneficiaries.

6.               The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

Eligibility

7.               The following employees of AGCI (each, a “Participant” and collectively the “Participants”) will be designated as the “senior management team” and will be eligible to receive payments under the Plan:

Name
John S. Lacey
Paul A. Houston
Kenneth A. Sloan
Ross S. Caradonna

Performance Period

8.               The Performance Period (“Period”) for purposes of the Plan shall be from August 1, 2005 to December 31, 2007 inclusive.

Currency

9.               All dollar amounts identified in this Plan are in U.S. currency.

Earning of Awards

10.   Awards under the Plan will be earned based on achievement of the threshold, target and “stretch” stock prices set forth in the matrix below (the “Matrix”).  Following the end of the Period, the Committee will determine the average stock price (using the closing sale price per common share as reported on the NASDAQ National Market System or such other principal exchange on which the common shares of AGI are then trading) of AGI common shares for the period from December 1, 2007 to December 31, 2007 (the “Stock Price”).  If the Stock Price is above the threshold level, an incentive pool (the “Incentive Pool”) will be funded and distributed to Participants based on the level of achievement of such Stock Price as set forth in the Matrix below.  Each Participant will be assigned a percentage share of the earned Incentive Pool (each, an “Individual Incentive Opportunity”) as set forth in paragraph 11 below.

	Threshold		Target		Stretch #1		Stretch #2
Stock Price	$17		$18		$19		$20	+
Incentive Pool	$5.6	m	$8.0	m	$9.6	m	$11.2	m+

(a)                                       If the Stock Price is between one of the levels set forth in the Matrix, or if the Stock Price exceeds $20 (and is otherwise not equal to an even dollar amount), then the Incentive Pool shall be calculated using the following formula:

The Incentive Pool = The Incentive Pool for the immediately preceding level + (The amount by which the Stock Price exceeds the immediately preceding level as set forth in the Matrix X (The Incentive Pool in the next highest level - the Incentive Pool for the immediately preceding level)).

For this purpose, if the Stock Price is greater than $20, then for each dollar increase in an AGI common share, the Incentive Pool will increase by $1.6 million.

(b)                                 Example #1: If the Stock Price is $17.20 per share, then the Incentive Pool shall be equal to:

5.6m + (.20 X (8.0m - 5.6m)) = $6.08m

Example #2: If the Stock Price is $20.40 per share, then the Incentive Pool shall be equal to:

11.2m + (.40 X (12.8m - 11.2m)) = $11.84m

(c)                                  There is no limit on the amount of awards that can be earned under the Plan.

Pool Allocation

11.         Each Participant’s Individual Incentive Opportunity shall be as follows:

Name	Allocation of Incentive Pool
John S. Lacey	20%
Paul A. Houston	35%
Kenneth A. Sloan	25%
Ross Caradonna	20%

A Participant’s final award will be determined by multiplying (a) the Incentive Pool as determined in paragraph 10 above by (b) the Participant’s Individual Incentive Opportunity as set forth above.

Award Payments

12.         No portion of the Incentive Pool will be payable if threshold performance, as set forth in the Matrix, is not achieved or if AGI breaches any of its financial covenants, debt repayment covenants or any other material covenants of the outstanding debt instruments of AGI during the Period (which covenants are not otherwise waived or cured pursuant to the terms of the applicable covenants).

13.         If a Participant is terminated with Just Cause under any circumstances, no payments shall be made to him under the Plan and all rights of such Participant hereunder shall be immediately forfeited.

14.         If a Participant (i) is terminated without Just Cause, (ii) resigns with Stated Good Reason, (iii) dies or (iv) becomes Totally Disabled prior to the end of the Period, he shall be entitled to a pro-rata share of his Individual Incentive Opportunity based on his service from August 1, 2005 to the date of his termination, resignation, retirement, death or Total Disability and the pro-rata share shall be determined by the Committee and payable by AGCI after the end of the Period.

15.         Any award earned under the Plan will be paid by AGCI in cash, as soon as possible after the completion of the Period, but no later than March 15, 2008.  Such payments will be subject to any federal, provincial, state and local taxes, domestic or foreign, or other withholdings required by law or regulation.

16.         In the event of a Change in Control, the Incentive Pool and each Participant’s Individual Incentive Opportunity will be calculated based on the price of AGI’s common shares on the date of the Change in Control and all such amounts shall immediately vest 100% and become payable to the Participants or to their estates within 30 days of such Change in Control.  Such payments will be subject to any federal, provincial, state and local taxes, domestic or foreign, or other withholdings required by law or regulation.

Modifications

17.         Notwithstanding anything to the contrary contained in this Plan, if the Committee determines that a change in the business, operations, corporate structure or capital structure of AGI, the manner in which it conducts business or other events or circumstances render the performance measure or the applicable levels of performance to be unsuitable, the Committee may modify such performance measure or the related levels of performance and the minimum acceptable level of achievement, in whole or in part.

Plan Amendment, Suspension or Termination

18.   The Plan may be amended, suspended or terminated at any time by the Board of Directors of AGCI upon the recommendation of the Committee.  Such amendment, suspension or termination will not, however, affect awards earned as of the date of such amendment, suspension or termination.

Effective Date

19.         The effective date of the Plan shall be August 1, 2005.

Expiry

20.         If not previously expired by reason of a Change in Control, the Plan will expire immediately after the award payments under the Plan have been made to the Participants for the Period.

Retirement Benefit Consequences

21.         Incentive awards earned under the Plan will not be included within the definition of compensation or earnings for purposes of calculating benefits under or contributions to any pension, retirement or savings plan of AGCI, or of its affiliates or subsidiaries.

Non-Transferability

22.         No rights under the Plan prior to the end of the Period may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order.

General

23.         If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

24.         The determination of participation in the Plan and the cash payouts under the Plan will be subject to all applicable laws, rules and regulations.

25.         The Plan is intended to constitute an “unfunded” plan for purposes of providing incentive compensation.  With respect to any payments not yet made to a Participant, the Participant’s rights shall be no greater than those of a general creditor of AGCI, or its affiliates or subsidiaries.

26.         To the extent not preempted by federal law, domestic or foreign, the Plan will be construed in accordance with and governed by the laws of the Province of Ontario.

Plan Definitions

27.         “Change in Control” means a Change in Control as defined in the August 1, 2005 employment agreements between AGCI and each Participant.

28.         “Just Cause” means willful misconduct or willful neglect of duty by the Participant, including, but not limited to, intentional wrongful disclosure of confidential or proprietary information of AGCI, its affiliates or subsidiaries, intentional wrongful engagement in any competitive activity prohibited by the terms of the Participant’s employment agreement, and the intentional material breach of any provision of the Participant’s employment agreement.

29.         “Stated Good Reason” has the meaning set forth in the August 1, 2005 employment agreements between AGCI and each Participant.

30.         “Totally Disabled” means a physical handicap or medical condition for which the Participant is receiving benefit payments under a long term disability plan sponsored by AGCI, or its affiliates or subsidiaries.